                          Exhibit (11)(a)

   Computation of Fully Diluted Earnings Per Share (Unaudited)


                                                            Quarter Ended
                                                               March 31,
                                                         --------------------
(Amounts in millions except per share data)                1996         1995
- -----------------------------------------------------------------------------
EARNINGS
  Net earnings (loss)                                    $    26     $   (18)
                                                         =======     =======
_____________________________________________________________________________

SHARES
  Weighted-average number of common shares outstanding      61.6        63.3
  Additional shares assuming conversion of stock options     0.5         0.2
                                                         -------     -------
  Pro forma shares                                          62.1        63.5
                                                         =======     =======
_____________________________________________________________________________

FULLY DILUTED EARNINGS (LOSS) PER SHARE

  Net earnings (loss)                                    $   .42     $  (.29)
                                                         =======     =======
